Exhibit 1.1

Black Hills Corporation

$299,000,000 4.350% Senior Notes due 2033

Exchange Agreement

This EXCHANGE AGREEMENT (this “Exchange Agreement”) is entered into on August 14, 2018 between Black Hills Corporation, a South Dakota Corporation (the “Company”), and each of the several purchasers named in Schedule B hereto (the “Purchasers”).

The Company proposes to issue and sell to the several Purchasers $299,000,000 aggregate principal amount of 4.350% Senior Notes due 2033 of the Company (the “Senior Notes”). The Senior Notes will be issued under an indenture dated as of May 21, 2003, between the Company and Wells Fargo Bank, National Association (as successor to LaSalle Bank National Association), as Trustee (the “Base Indenture”), as supplemented by a first supplemental indenture dated as of May 21, 2003, between the Company and Wells Fargo Bank, National Association (as successor to LaSalle Bank National Association), as Trustee (the “Trustee”), a second supplemental indenture dated as of May 14, 2009, between the Company and the Trustee, a third supplemental indenture dated as of July 16, 2010, between the Company and the Trustee, a fourth supplemental indenture dated as of November 19, 2013 between the Company and the Trustee, a fifth supplemental indenture dated as of January 13, 2016, between the Company and the Trustee, a sixth supplemental indenture dated as of August 19, 2016 between the Company and the Trustee, and a seventh supplemental indenture to be dated as of the Closing Date (as defined below) between the Company and the Trustee with respect to the Senior Notes (the “Supplemental Indenture” and, the Base Indenture as supplemented by such first, second, third, fourth, fifth and sixth supplemental indentures and the Supplemental Indenture, the “Indenture”). The several Purchasers have agreed to purchase, in a remarketing transaction and pursuant to a Subordinated Note Purchase Agreement, dated the date hereof among the Company and the purchasers listed on Schedule B hereto (the “Subordinated Note Purchase Agreement”), $299,000,000 aggregate principal amount of the Company’s Series A 3.50% remarketable junior subordinated notes due 2028 (the “Subordinated Notes”). The Subordinated Notes were issued pursuant to the Subordinated Indenture, as amended by a Supplemental Indenture, each dated as of November 23, 2015, and each between the Company and U.S. Bank National Association, as trustee to the Subordinated Notes.

1.              Purchase and Sale.  Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to issue and sell to each Purchaser, and each Purchaser agrees, severally and not jointly, to purchase from the Company, the principal amount of the Senior Notes set forth opposite the name of such Purchaser on Schedule B hereto, and the Company agrees to pay the cash amount set forth opposite the name of such Purchaser on Schedule B hereto (each such amount, a “Cash Payment”) to such Purchaser, in exchange for consideration consisting of the principal amount of the Subordinated Notes set forth opposite the name of such Purchaser on Schedule B hereto. Each Purchaser represents and warrants to the Company that it is an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended (the “Act”). To the extent the aggregate principal amount of the Subordinated Notes purchased by any Purchaser in the remarketing transaction referred to above is different from the aggregate principal amount of Subordinated Notes set forth opposite its name in Schedule B due to the application of Section 7 of the Subordinated Note Purchase Agreement, the aggregate principal amount of Senior Notes to be purchased by such Purchaser hereunder, and the Cash Payment payable to such Purchaser hereunder, shall be increased (or decreased) in proportion to the increase (or decrease) in such principal amount of Subordinated Notes, and the principal amount of Subordinated Notes to be delivered by such Purchaser in respect thereof shall be correspondingly increased (or decreased).

2.              Delivery and Payment.  Delivery of, and payment for, the Senior Notes shall be made at the office, on the date and at the time specified in Schedule A hereto (such date and time of delivery and payment for the Senior Notes being herein called the “Closing Date”) and the aggregate Cash Payment due to all Purchasers shall be made to J.P. Morgan Securities LLC on behalf of the several Purchasers by wire transfer of immediately available funds on the Closing Date. Such aggregate Cash Payment may be netted against amounts owed to the Company by J.P. Morgan Securities LLC on behalf of any underwriters of the Company’s debt securities. Payment for the Senior Notes to be purchased on the Closing Date shall be made by the Purchasers’ tender of the Subordinated Notes to the Company. Delivery of the Senior Notes to be purchased on the Closing Date shall be made to the Purchasers, with any transfer taxes payable in connection with the sale of such Senior Notes to the Purchasers duly paid by the Company, against delivery by the Purchasers of the Subordinated Notes. The Senior Notes shall be delivered registered in the names of the Purchasers or their nominee, unless the Purchasers shall otherwise instruct.

3.              Representations and Warranties.  The Company represents and warrants to, and agrees with, each Purchaser that:

For purposes of this Exchange Agreement:

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”), the Act, the Exchange Act, the Trust Indenture Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange and the NASDAQ Stock Market (“Exchange Rules”).

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

(a)                            Good Standing of the Company. The Company has been duly incorporated and is existing and in good standing under the laws of the State of South Dakota, with power and authority (corporate and other) to own its properties and conduct its business as described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 (the “Annual Report”) or any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission (the “Commission”) (such Annual Report, Quarterly Reports and Current Reports, collectively, the “Disclosure”); and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, result in a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole (“Material Adverse Effect”).

(b)                            Subsidiaries. Each subsidiary of the Company has been duly incorporated or organized, as the case may be, and is existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, with power and authority (corporate and other) to own its properties and conduct its business as described in the Disclosure, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, result in a Material Adverse Effect; and each subsidiary of the Company is duly qualified to do business as a foreign corporation, limited partnership, general partnership or limited liability company, as the case may be, in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, result in a Material Adverse Effect; all of the issued and outstanding capital stock or partnership or limited liability company interests, as the case may be, of each subsidiary of the Company has been duly authorized and validly issued and, with respect to the capital stock of each subsidiary that is a corporation, is fully paid and nonassessable; and, except as disclosed in the Disclosure, the capital stock or partnership or limited liability company interests, as the case may be, of each subsidiary owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects.

(c)                             The Indenture. The Base Indenture has been duly authorized, executed and delivered by the Company and has been duly qualified under the Trust Indenture Act. The Supplemental Indenture has been duly authorized by the Company and, when executed and delivered by the Company and assuming due authorization, execution and delivery by the Trustee, the Indenture will constitute a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d)                            The Senior Notes. The Senior Notes are in the form contemplated by the Indenture and have been duly authorized by the Company and, when issued and delivered pursuant to the Indenture to and paid for by the Purchasers in accordance with the terms of this Exchange Agreement, will have been duly executed, authenticated, issued and delivered by the Company and will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, and be entitled to the benefits provided by the Indenture, subject in each case to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e)                             Registration Rights. Other than with respect to the Purchasers, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to a registration statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Act in each case that could require or result in such securities being registered in connection with any resale of the Senior Notes under Section 7 or are otherwise implicated by the transactions contemplated hereby.

(f)                              Absence of Further Requirements. No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required for the consummation of the transactions contemplated by this Exchange Agreement or the Indenture in connection with the offering, issuance and sale of the Senior Notes by the Company, except such as have been obtained or made and such as may be required under state securities laws.

(g)                             Title to Property. Except as disclosed in the Disclosure, the Company and its subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them that are material to the Company and its subsidiaries taken as a whole, in each case free from liens, charges, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them and, except as disclosed in the Disclosure, the Company and its subsidiaries hold any leased real or personal property that is material to the Company and its subsidiaries taken as a whole under valid and enforceable leases with no terms or provisions that would materially interfere with the use made or to be made thereof by them.

(h)                            Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of this Exchange Agreement and the Indenture, the issuance and sale of the Senior Notes by the Company, and the entry into and compliance with the terms and provisions of the Senior Notes, will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below)

under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, (i) the charter or by-laws or other organizational documents of the Company or any of its subsidiaries, (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their properties, or (iii) any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the properties of the Company or any of its subsidiaries is subject, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, result in a Material Adverse Effect. A “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(i)                                Absence of Existing Defaults and Conflicts. Neither the Company nor any of its subsidiaries is in violation of its respective charter, by-laws or organizational documents or in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except such defaults that would not, individually or in the aggregate, result in a Material Adverse Effect.

(j)                               Authorization of Agreement. This Exchange Agreement has been duly authorized, executed and delivered by the Company.

(k)                            Possession of Licenses. The Company and its subsidiaries possess, and are in compliance with the terms of, all adequate certificates, authorizations, franchises, licenses and permits (“Licenses”) necessary or material to the conduct of the business now conducted or proposed in the Disclosure to be conducted by them and have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(l)                                Absence of Labor Dispute. No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent that could have a Material Adverse Effect.

(m)                        Possession of Intellectual Property. The Company and its subsidiaries own, possess, or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(n)                            Environmental Laws. Except as disclosed in the Disclosure, neither the Company nor any of its subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “environmental laws”), owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off-site disposal or contamination pursuant to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and the Company is not aware of any pending investigation which might lead to such a claim.

(o)                            Absence of Manipulation. The Company has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Senior Notes.

(p)                            Internal Controls and Compliance with the Sarbanes-Oxley Act. Except as set forth in the Disclosure, the Company, its subsidiaries and the Company’s Board of Directors (the “Board”) are in compliance in all material respects with Sarbanes- Oxley and all applicable Exchange Rules. The Company maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls (collectively, “Internal Controls”) that comply in all material respects with the Securities Laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are, or upon consummation of the offering of the Senior Notes will be, overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with Exchange Rules. Since the date of the filing of the Company’s Annual Report, the Company has not publicly disclosed or reported to the Audit Committee or the Board, and within the next 90 days the Company does not reasonably expect to publicly disclose or report to the Audit Committee or the Board, (i) any significant deficiency in the design or operation of Internal Controls that could adversely affect the Company’s ability to record, process, summarize and report financial data, any material weakness in Internal Controls, any material change in Internal Controls or any fraud involving management or other employees who have a significant role in Internal Controls (each, an “Internal Control Event”) or (ii) any material violation of, or failure to comply with, the Securities Laws.

(q)                            Absence of Accounting Issues. A member of the Audit Committee has confirmed to the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company that, except as set forth in the Disclosure, the Audit Committee is not reviewing or investigating, and neither the Company’s independent auditors nor its internal auditors have recommended that the Audit Committee review or investigate, (i) adding to, deleting, changing the application of, or changing the Company’s disclosure with respect to, any of the Company’s material accounting policies; (ii) any matter which could result in a restatement of the Company’s financial statements for any annual or interim period during the current or prior three fiscal years; or (iii) any Internal Control Event.

(r)                               Litigation. Except as disclosed in the Disclosure, there are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Company, any of its subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Exchange Agreement or the Indenture, or which are otherwise material in the context of the sale of the Senior Notes; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are, to the Company’s knowledge, threatened or contemplated.

(s)                              No Material Adverse Change in Business. Except as disclosed in the Disclosure, since the end of the period covered by the latest audited financial statements included in the Disclosure (i) there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries, taken as a whole that is material and adverse, (ii) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock (other than regular quarterly cash dividends in respect of the Company’s common stock and declared and paid by the Company in the ordinary course of business) and (iii) there has been no material adverse change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Company and its subsidiaries, other than as contemplated in the Prospectus (as defined in Annex A to Schedule C).

(t)                               Investment Company Act. The Company is not and, after giving effect to the sale of the Senior Notes and the application of the proceeds thereof as described herein, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.

(u)                            Ratings. No “nationally recognized statistical rating organization” as such term is defined for purposes of Section 3(a)(62) of the Exchange Act (i) has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the Company’s retaining any rating assigned to the Company or any securities of the Company or (ii) has indicated to the Company that it is considering any of the actions described in Section 10(d)(ii) hereof, except as has been publicly disclosed by the applicable nationally recognized statistical rating organization.

(v)                            Foreign Corrupt Practices Act.  Within the last five years, to the Company’s knowledge, none of the Company, any of its subsidiaries, any director, officer, agent, employee, controlled affiliate or other controlled person acting on behalf of the Company or any of its subsidiaries has taken any action, directly or indirectly, that would reasonably be expected to result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and its subsidiaries conduct their businesses in material compliance with the FCPA.

(w)                          Money Laundering Laws. The operations of the Company and its subsidiaries comply in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions in which the Company and its subsidiaries operate, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity applicable to the Company and its subsidiaries (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any Governmental Entity with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries.

(x)                            OFAC. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, controlled affiliate or other controlled representative of the Company or any of its subsidiaries is an individual or entity currently the subject or target of any international economic sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”).  The Company will not use the proceeds of the sale of the Senior Notes in violation of Sanctions.

(y)                            Cybersecurity. Except as disclosed in the Disclosure, or as would not, individually or in the aggregate, result in a Material Adverse Effect: (i) to the Company’s knowledge there has been no security breach or other compromise of or relating to any of the Company’s or its subsidiaries’ information technology and computer systems, networks, hardware, software, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”); (ii) the Company and its subsidiaries have not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to their IT Systems and Data; and (iii) the Company and its subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification. Except as disclosed in the Disclosure, the Company and its subsidiaries have implemented backup and disaster recovery technology consistent with industry standards and practices

4.              Agreements.  The Company agrees with each Purchaser that:

(a)                   The Company will pay all expenses incident to the performance of its obligations under this Exchange Agreement and shall pay or reimburse the fees and disbursements of one law firm acting as counsel for the Purchasers.

(b)                   The Company will cooperate with the Purchasers and use all commercially reasonable efforts to permit the Senior Notes to be eligible for clearance and settlement through the Depository Trust Company (“DTC”), including its direct and indirect participants, the Euroclear System and Clearstream Banking S.A., as applicable.

5.              Conditions to the Obligations of the Purchasers.  The obligations of the several Purchasers to purchase the Senior Notes shall be subject to the accuracy of the representations and warranties on the part of the Company contained herein at the date hereof and the Closing Date, to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of their obligations hereunder and to the following additional conditions:

(a)                   The Company shall have furnished to the Purchasers in form and substance satisfactory to the Purchasers, the opinion of Brian G. Iverson, Esq.,

General Counsel to the Company, dated the Closing Date, to the effect set forth hereto as Exhibit A-1 and the opinion of Faegre Baker Daniels LLP, Counsel for the Company, dated the Closing Date, to the effect set forth hereto as Exhibit A-2.

(b)                   The Purchasers shall have received from their counsel such opinion or opinions, dated the Closing Date, with respect to the issuance and sale of the Senior Notes, the Indenture and such other related matters as the Purchasers may reasonably require, and the Company shall have furnished to such counsel such documents as it reasonably requires for the purpose of enabling it to pass upon such matters.

(c)                    The Company shall have furnished to the Purchasers a certificate signed on behalf of the Company by an executive officer of the Company and a principal financial or accounting officer of the Company, dated the Closing Date, in the form attached hereto as Exhibit B.

(d)                   At or prior to the Closing Date, the Purchasers shall be in possession of the Subordinated Notes purchased by such Purchasers pursuant to the Subordinated Note Purchase Agreement.

If (i) any of the conditions specified in this Section 5 shall not have been fulfilled when and as provided in this Exchange Agreement, or (ii) any of the opinions and certificates mentioned above or elsewhere in this Exchange Agreement shall not be reasonably satisfactory in form and substance to the Purchasers and their counsel, this Exchange Agreement and all obligations of the Purchasers hereunder may be cancelled on, or at any time prior to, the Closing Date by the Purchasers. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

6.              Reimbursement of Purchasers’ Expenses.  If the sale of the Senior Notes provided for herein is not consummated because any condition to the obligations of the Purchasers set forth in Section 5 hereof is not satisfied, or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof, the Company will reimburse the Purchasers upon demand for all out-of-pocket expenses (including, without limitation, reasonable fees and disbursements of counsel (subject to Section 4(a) above)) that shall have been incurred by it in connection with the proposed purchase and sale of the Senior Notes.

7.              Resale of Senior Notes by Purchasers.

(a)                   The Company understands that each Purchaser may retain or sell the Senior Notes from time to time in its absolute discretion. If one or more Purchasers provide a written notice in the form set forth in Schedule C hereto that such Purchaser or Purchasers propose to make a public offering of the Senior Notes (a “Public Offer Notice”) with respect to at least $50 million aggregate principal amount of Senior Notes, then the provisions set forth in Annex A to Schedule C shall apply, and at the request of such Purchaser or Purchasers the

Company shall enter into an underwriting agreement (the “Underwriting Agreement”), substantially in the form included in Annex A to Schedule C hereto, and take such other actions in connection therewith as such Purchaser or Purchasers shall request in order to expedite or facilitate the disposition of Senior Notes in the United States. Each Purchaser represents and warrants to, and agrees with, the Company that any sale or other disposition of the Senior Notes shall be made only pursuant to an effective registration statement under the Act, as contemplated by the provisions set forth in Annex A to Schedule C hereto.

(b)                   Notwithstanding Section 7(a), the Company may suspend the use of the Prospectus (as defined in Annex A to Schedule C hereto) for a period not to exceed 60 consecutive days or an aggregate of 120 days in any 12-month period (each a “Suspension Period”) if (i) required by applicable law or (ii) the Chief Executive Officer or the Chief Financial Officer of the Company shall have determined in good faith that under circumstances related to acquisition or divestiture of assets, pending corporate developments, public filings with the Commission, or other similar events, it is in the best interests of the Company to suspend the use of the Prospectus, by giving written notice of such suspension to the Purchasers, which notice need not specify the nature of the event giving rise to such suspension; provided, however, that no Suspension Period pursuant to clause (ii) of this Section 7(b) shall commence prior to the date 10 days after the date of this Exchange Agreement.

(c)                    This Section 7 will be fully performed, and no longer apply, upon the completion of the first sale of Senior Notes in accordance with the Underwriting Agreement.

8.              Representations and Agreements to Survive.  The respective agreements, representations, warranties and other statements of the Company or its officers set forth in or made pursuant to this Exchange Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Purchasers or any of their officers, directors or controlling persons, and will survive delivery of and payment for the Senior Notes.

9.              Notices.  Unless otherwise provided herein, all notices required under the terms and provisions hereof shall be in writing, either delivered by hand, by mail or by facsimile or electronic mail and confirmed to the recipient, and any such notice shall be effective when received: if sent to any Purchaser, at the address specified in Schedule A hereto; or if sent to the Company, to:

Black Hills Corporation

7001 Mount Rushmore Road

Rapid City, South Dakota 57702

Attention: General Counsel

10.       Successors. This Exchange Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors, and no other person will have any right or obligation hereunder.

11.       No Fiduciary Duty.  The Company acknowledges and agrees that:

(a)                   each of the Purchasers is acting solely as a purchaser in connection with the sale of the Senior Notes and no fiduciary, advisory or agency relationship between the Company, on the one hand, and any of the Purchasers, on the other hand, has been created in respect of any of the transactions contemplated by this Exchange Agreement, irrespective of whether or not any of the Purchasers has advised or is advising the Company on other matters;

(b)                   the price to be paid by the Purchasers for the Senior Notes set forth in this Exchange Agreement was established by the Company and the Purchasers following discussions and arms-length negotiations with the Purchasers;

(c)                    it is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Exchange Agreement;

(d)                   the Purchasers have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate;

(e)                    it is aware that the Purchasers and their respective affiliates are engaged in a broad range of transactions that may involve interests that differ from those of the Company and that none of the Purchasers has any obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship or otherwise; and

(f)                     it waives, to the fullest extent permitted by law, any claims it may have against any of the Purchasers for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that none of the Purchasers shall have any liability (whether direct or indirect, in contract, tort or otherwise) to it in respect of such a fiduciary duty claim or to any person or entity asserting a fiduciary duty claim on its behalf or in right of the Company or any stockholders, employees or creditors thereof.

12.       Integration. This Exchange Agreement supersedes all prior agreements and understandings (whether written or oral) among the Company and the Purchasers, or any of them, with respect to the subject matter hereof.

13.       Applicable Law. This Exchange Agreement will be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, each of the parties hereto has caused this Exchange Agreement to be executed as of the date first above written.

BLACK HILLS CORPORATION

By:	/s/ Richard W. Kinzley
	Name:	Richard W. Kinzley
	Title:	Senior Vice President and CFO

J.P. MORGAN SECURITIES LLC, for itself and as Attorney-in-Fact for each of the several Purchasers named on Schedule B hereto

By:	/s/ Som Bhattacharyya
	Name:	Som Bhattacharyya
	Title:	Executive Director

MORGAN STANLEY & CO. LLC, for itself and as Attorney-in-Fact for each of the several Purchasers named on Schedule B hereto

By:	/s/ Yurij Slyz
	Name:	Yurij Slyz
	Title:	Executive Director

WELLS FARGO SECURITIES, LLC, for itself and as Attorney-in-Fact for each of the several Purchasers named on Schedule B hereto

By:	/s/ Carolyn Hurley
	Name:	Carolyn Hurley
	Title:	Director

EXHIBIT A-1

FORM OF OPINION OF BRIAN G. IVERSON, ESQ.

August [17], 2018

To the persons named on Annex I

attached hereto, as Purchasers

Re:                             Exchange of $299 million aggregate principal amount of 2015 Series A 3.50% Remarketable Junior Subordinated Notes due 2028 of Black Hills Corporation for $299 million principal amount of [•]% Notes due 2033 of Black Hills Corporation

Ladies and Gentlemen:

I am Senior Vice President and General Counsel of Black Hills Corporation, a South Dakota corporation (the “Company”). I have acted in such capacity in connection with the Exchange Agreement, dated August 14, 2018 (the “Exchange Agreement”), by and among the Company and you, as Purchasers (the “Purchasers”), relating to the issuance and sale by the Company to the persons named on Annex I attached hereto, as Purchasers (the “Purchasers”) of $299 million aggregate principal amount of the Company’s [•]% Notes due 2033 (the “New Securities”) in a private placement, in exchange for $299 million aggregate principal amount of the Company’s 2015 Series A 3.50% Remarketable Junior Subordinated Notes due 2028 held by the Purchasers. Capitalized terms used and not defined herein have the respective meanings ascribed to such terms in the Exchange Agreement.  I am delivering this opinion letter pursuant to Section [5(a)] of the Exchange Agreement.

The New Securities are to be issued under an indenture dated as of May 21, 2003, between the Company and Wells Fargo Bank, National Association (as successor to LaSalle Bank National Association), as Trustee (the “Trustee”) (the “Base Indenture”), as supplemented by a first supplemental indenture dated as of May 21, 2003, a second supplemental indenture dated as of May 14, 2009, a third supplemental indenture dated as of July 16, 2010, a fourth supplemental indenture dated as of November 19, 2013, a fifth supplemental indenture dated as of January 13, 2016, a sixth supplemental indenture dated as of August 19, 2016 and a seventh supplemental indenture dated as of the date hereof with respect to the New Securities (the “Supplemental Indenture”). The Base Indenture, the Supplemental Indenture and the Exchange Agreement are sometimes referred to herein collectively as the “Transaction Documents.”

In providing this opinion letter, I, or other lawyers in the Company’s legal department, have made such examination of law and facts as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In connection with such examination, we have reviewed the following documents:

(a)                                 The Exchange Agreement;

(b)                                 The Base Indenture; and

(c)                                  The Supplemental Indenture, including the forms of New Securities attached thereto.

14.       In reaching the conclusions expressed in this opinion, I or persons responsible to me have examined the Transaction Documents, the Company’s restated articles of incorporation, as amended, the Company’s amended and restated bylaws dated April 28, 2017, certain resolutions of the Board of Directors of the Company and committees thereof relating to, among other things, the execution and delivery of the Transaction Documents in the name of the Company and the issuance and delivery of the New Securities, and such corporate documents and records of the Company and its subsidiaries, such certificates of public officials and officers of the Company, and such other documents and matters as I have deemed necessary or appropriate for purposes of this opinion. In rendering this opinion, I have assumed the following to be true and have conducted no investigation to confirm such assumptions or to determine to the contrary: (a) the authenticity of all documents, instruments and certificates submitted to me or persons responsible to me as originals; (b) the conformity with the original documents of all documents, instruments and certificates submitted to me or persons responsible to me as certified, conformed or photostatic copies; and (c) the authenticity of the originals from which all such copies were made. In rendering this opinion, I have relied as to matters of fact, to the extent I deemed such reliance appropriate, without investigation, upon certificates of public officials and upon affidavits, certificates, and written statements of officers and employees of, and accountants for, the Company.

On the basis of and subject to the foregoing, I am of the opinion that as of the date hereof:

1.                                      Good Standing of the Company. The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of South Dakota, with corporate power and authority to own its properties and conduct its business as described in the Disclosure; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, result in a Material Adverse Effect.

2.                                      Significant Subsidiaries. Each subsidiary of the Company listed on Annex I hereto (each, a “Significant Subsidiary”) has been duly incorporated or organized, as the case may be, and is existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, with power and authority (corporate and other) to own its properties and conduct its business as described in the Disclosure; and each Significant Subsidiary is duly qualified to do business as a foreign corporation, limited partnership, general partnership or limited liability company, as the case may be, in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not,

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individually or in the aggregate, result in a Material Adverse Effect; all of the issued and outstanding capital stock or partnership or limited liability company interests, as the case may be, of each Significant Subsidiary have been duly authorized and validly issued and, with respect to the capital stock of each Significant Subsidiary which is a corporation, are fully paid and nonassessable; and the capital stock or partnership or limited liability company interests, as the case may be, of each Significant Subsidiary owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects.

3.                                      Transaction Documents; New Securities. Each Transaction Document has been duly authorized, executed and delivered by the Company, and the New Securities delivered on the Closing Date have been duly authorized, executed and delivered by the Company.

4.                                      Authority. The Company has full corporate power and authority to authorize, issue and sell the New Securities as contemplated by the Exchange Agreement.

5.                                      Registration Rights. Except as disclosed in the Disclosure or pursuant to the Exchange Agreement, there are no contracts, agreements or understandings known to me between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to the Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Act.

6.                                      Possession of Licenses. To my knowledge, except as disclosed in the Disclosure, the Company and each of its subsidiaries possess adequate Licenses issued by appropriate governmental agencies or bodies necessary to conduct the business as now operated by them as described in the Disclosure and, except as described in the Disclosure, I am not aware of the receipt of any notice of proceedings relating to the revocation or modification of any such License that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

7.                                      Environmental Laws. To my knowledge, except as disclosed in the Disclosure, the Company and each subsidiary of the Company (A) are in compliance with any and all applicable environmental laws (as defined in the Exchange Agreement), (B) have received all permits, licenses and other approvals required of it under applicable environmental laws to conduct its business and (C) are in compliance with all terms and conditions of each such permit, license and approval, except where such noncompliance with environmental laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, individually or in the aggregate, have a Material Adverse Effect.

8.                                      Absence of Further Requirements. No consent, approval, authorization or order of, or filing with, any governmental agency or body or any court is required under South Dakota law, the Public Utility Holding Company Act of 2005, as amended (“PUHCA”), the U.S. Energy Policy Act of 2005, as amended (the “Federal Power Act”), or the U.S. Federal Power Act, as amended (the “Energy Policy Act”), for the consummation of the transactions contemplated by

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the Exchange Agreement in connection with the issuance and sale of the New Securities by the Company, except such as have been obtained and such as may be required under state securities laws.

9.                                      Absence of Defaults and Conflicts Resulting from Transaction. The execution and delivery by the Company of the Supplemental Indenture and the Exchange Agreement and the performance by the Company of the Transaction Documents and the issuance and sale of the New Securities and compliance with the terms and provisions thereof will not result in a breach or violation of (A) the Restated Articles of Incorporation of the Company or the Amended and Restated Bylaws of the Company or (B) any of the terms and provisions of, or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to (i) the PUHCA, the Energy Policy Act or the Federal Power Act or any rule, regulation or, to my knowledge, order of any governmental agency or body relating to the PUHCA, the Energy Policy Act or the Federal Power Act or any court having jurisdiction over the Company or any subsidiary of the Company or any of their properties in a proceeding relating to the PUHCA, the Energy Policy Act or the Federal Power Act or (ii) any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the properties of the Company or any of its subsidiaries is subject, except in the case of this clause (B)(ii) for such breaches, violations, defaults or impositions as would not, individually or in the aggregate, have a Material Adverse Effect (it being understood that my opinion in this clause (B)(ii) does not extend to compliance with any financial ratio or any limitation in any contractual restriction expressed as a dollar (or other currency) amount).

10.                               No Material Litigation. Except as disclosed in the Disclosure, to my knowledge, there are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or any of its properties, which, in the aggregate, could reasonably be expected to result in a Material Adverse Effect on the Company and its subsidiaries taken as a whole, or which would materially and adversely affect the ability of the Company to perform its obligations under the Transaction Documents; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body) are, to my knowledge, threatened or contemplated.

The opinions and views expressed above are subject to the following limitations, qualifications, exceptions and assumptions:

(a)                   I have not relied upon, nor do I undertake for the purposes of this opinion the responsibility to review, the records of any court or administrative or governmental body to determine the existence of any judicial or administrative proceeding, order, decree, writ or judgment. As to all matters where I refer to “my knowledge” of the existence of any facts, situations or instruments, such knowledge is based upon my actual knowledge, from whatever source obtained, and the information obtained by me through specific inquiry of officers of the Company, including those officers who have responsibility for such information, and examinations of agreements, contracts and records supplied to me by the Company, and I have not otherwise made, nor do I undertake for the purpose of this opinion to make, any other inquiry or investigation to

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ascertain the existence of any other facts, situations or instruments. In the course of such inquiries and examinations, I have not become aware of any facts which would have made me unable to render any of the opinions expressed above.

(b)                   I am a member of the bar of the State of South Dakota. My opinions expressed above are limited to the laws of the State of South Dakota the federal laws of the United States of America (but only with regard to the PUHCA, the Energy Policy Act, the Federal Power Act and environmental laws), and I do not express any opinion herein concerning the laws of any other jurisdiction. With respect to the opinions expressed in paragraph 2, I have assumed that the applicable law in each Significant Subsidiary’s jurisdiction of incorporation or organization, as the case may be, is the same as the applicable law in the State of South Dakota in all relevant respects.

(c)                    I have relied upon information, both oral and written, and copies of documents and records furnished to me by other employees of the Company and others, and, for purposes of this opinion, I have assumed that all such information and copies are true, correct, genuine and accurate and remain unchanged to the date hereof, and that all signatures are genuine, and none of said matters have been independently verified by me. I have also assumed conformity to the originals of all documents submitted to me as copies. I have also assumed that all parties to the Transaction Documents will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Transaction Documents and the New Securities.

(d)                   This opinion letter is limited to the matters expressly stated herein, and no opinion is inferred or may be implied beyond the matters expressly stated. This opinion letter expresses matters of professional judgment and does not constitute a guaranty of any result. This opinion letter is predicated solely upon statutory and case law and facts in existence as of the date hereof. I do not undertake to inform you of any changes in law or fact subsequent to the date hereof or facts of which I become aware after the date hereof.

[Signature Page Follows]

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This letter and the opinions expressed herein are being furnished solely for your information in connection with the Exchange Agreement and may not be used, circulated, quoted or relied upon for any other purpose without my prior written consent.

Very truly yours,

Brian G. Iverson

[Signature Page to Opinion to Purchasers]

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Annex I

Purchasers

J.P. Morgan Securities LLC

383 Madison Avenue, 3rd Floor

New York, New York 10179

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Wells Fargo Securities, LLC

550 South Tyron Street

Charlotte, North Carolina 28202

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010

Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated

One Bryant Park

New York, New York 10036

MUFG Securities Americas Inc.

1221 Avenue of the Americas, 6th Floor

New York, New York 10020

RBC Capital Markets, LLC

200 Vesey Street

New York, New York 10281

U.S. Bancorp Investments, Inc.

214 N. Tryon Street, 26th Floor

Charlotte, North Carolina 28202

BMO Capital Markets Corp.

3 Times Square

New York, New York 10036

Scotia Capital (USA) Inc.

250 Vesey Street

New York, New York 10281

Ex. A-1-1

Annex II

Significant Subsidiaries

Subsidiary Name	State of Organization
Black Hills Colorado Electric, Inc.	Delaware
Black Hills Power, Inc.	South Dakota
Black Hills Utility Holdings, Inc.	South Dakota
Cheyenne Light, Fuel and Power Company	Wyoming
Black Hills Gas Holdings, LLC	Delaware
Black Hills Gas, LLC	Delaware
Black Hills Gas Distribution, LLC	Delaware

Ex. B-2

EXHIBIT A-2

FORM OF OPINION OF FAEGRE BAKER DANIELS LLP

August [17], 2018

To the persons named on Annex I
attached hereto, as Purchasers

Re:                             Exchange of $299 million aggregate principal amount of 2015 Series A 3.50% Remarketable Junior Subordinated Notes due 2028 of Black Hills Corporation for $299 million principal amount of [•]% Notes due 2033 of Black Hills Corporation

Ladies and Gentlemen:

We have acted as counsel to Black Hills Corporation, a South Dakota corporation (the “Company”), in connection with the Exchange Agreement, dated August 14, 2018 (the “Exchange Agreement”), by and among the Company and you, as Purchasers (the “Purchasers”), relating to the issuance and sale by the Company to the persons named on Annex I attached hereto, as Purchasers (the “Purchasers”) of $299 million aggregate principal amount of the Company’s [•]% Notes due 2033 (the “New Securities”) in a private placement, in exchange for $299 million aggregate principal amount of the Company’s 2015 Series A 3.50% Remarketable Junior Subordinated Notes due 2028 held by the Purchasers. Capitalized terms used and not defined herein have the respective meanings ascribed to such terms in the Exchange Agreement.  We are delivering this opinion letter pursuant to Section [5(a)] of the Exchange Agreement.

The New Securities are to be issued under an indenture dated as of May 21, 2003, between the Company and Wells Fargo Bank, National Association (as successor to LaSalle Bank National Association), as Trustee (the “Trustee”) (the “Base Indenture”), as supplemented by a first supplemental indenture dated as of May 21, 2003, a second supplemental indenture dated as of May 14, 2009, a third supplemental indenture dated as of July 16, 2010, a fourth supplemental indenture dated as of November 19, 2013, a fifth supplemental indenture dated as of January 13, 2016, a sixth supplemental indenture dated as of August 19, 2016 and a seventh supplemental indenture dated as of the Closing Date (the “Supplemental Indenture” and, the Base Indenture as supplemented by such first, second, third, fourth, fifth and sixth supplemental indentures and the Supplemental Indenture, the “Indenture”). The Base Indenture, the Supplemental Indenture and the Exchange Agreement are referred to herein collectively as the “Transaction Documents.”

We have made such examination of law and facts as we have deemed necessary as a basis for our opinions set forth below.  In connection with such examination, we have reviewed the following documents:

(e)                                  The Exchange Agreement; and

(f)                                   The Indenture, including the forms of New Securities attached to the Supplemental Indenture.

Based upon and subject to the foregoing and the qualifications set forth in Annex II attached hereto, we advise you that in our opinion:

1.                                      The Indenture has been duly qualified under the Trust Indenture Act.

2.                                      When executed and authenticated in accordance with the provisions of the Indenture and delivered and paid for in accordance with the terms of the Exchange Agreement, the New Securities will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will be entitled to the benefits of the Indenture, subject in each case to applicable bankruptcy, insolvency, voidable transaction, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability (regardless of whether considered in a proceeding in equity or at law).

3.                                      The Indenture constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, voidable transaction, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability (regardless of whether considered in a proceeding in law or at equity).

4.                                      The Exchange Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability (regardless of whether considered in a proceeding in law or at equity).

5.                                      The execution and delivery by the Company of the Supplemental Indenture, the New Securities and the Exchange Agreement, and the performance by the Company of its obligations under the Transaction Documents and the New Securities, will not violate or result in a breach of any provision of federal law or the laws of the State of New York (except no opinion is rendered with respect to federal or state securities or Blue Sky laws or regulations adopted by the Financial Industry Regulatory Authority, Inc. (“FINRA”) in connection with the purchase or any subsequent resale of the New Securities by the Purchasers).

6.                                      No consent, approval, authorization or order of, or qualification with, any federal or state governmental body or agency is required under U.S. federal law or the laws of the State of New York to be made or obtained by the Company in connection with the performance by the Company of its obligations under the Transaction Documents or the New Securities or the consummation by the Company of the transactions effected pursuant to the Exchange Agreement, except such as have been

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obtained or may be required by federal or state securities or Blue Sky laws or regulations adopted by FINRA.

7.                                      The Company is not, and immediately following the transactions consummated pursuant to the Exchange Agreement, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the “ICA”).

This letter and the opinions expressed herein are being furnished solely for your information in connection with the Exchange Agreement and may not be used, circulated, quoted or relied upon by any other person or for any other purpose without our prior written consent.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:
Brandon C. Mason, Partner

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Purchasers

J.P. Morgan Securities LLC

383 Madison Avenue, 3rd Floor

New York, New York 10179

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Wells Fargo Securities, LLC

550 South Tyron Street

Charlotte, North Carolina 28202

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010

Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated

One Bryant Park

New York, New York 10036

MUFG Securities Americas Inc.

1221 Avenue of the Americas, 6th Floor

New York, New York 10020

RBC Capital Markets, LLC

200 Vesey Street

New York, New York 10281

U.S. Bancorp Investments, Inc.

214 N. Tryon Street, 26th Floor

Charlotte, North Carolina 28202

BMO Capital Markets Corp.

3 Times Square

New York, New York 10036

Scotia Capital (USA) Inc.

250 Vesey Street

New York, New York 10281

Annex I - 1

Qualifications

In rendering the accompanying opinion letter, we wish to advise you of the following additional qualifications to which such opinion letter is subject:

(a)                                 We have relied upon representations made by the Company in the Transaction Documents, the assumptions set forth below as to the matters referred therein, and upon certificates of, and information provided by, officers and employees of the Company reasonably believed by us to be appropriate sources of information, as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation. With respect to our opinion in paragraph 7 of our opinion letter that the Company is not required to be registered as an “investment company” under the ICA, we have relied exclusively, as to all factual matters, on a certificate of an officer of the Company.

(b)                                 Our opinion letter is limited to U.S. federal laws and, solely with respect to paragraphs 2 through 6 of our opinion letter, the laws of the State of New York, in each case that are applicable to the Company other than those that are part of a regulatory scheme specifically applicable to business organizations engaged in the type of regulated business activities conducted by the Company (the “Covered Laws”), and we express no opinion as to the effect on the matters covered by our opinions of any other law.  Furthermore, in rendering opinions as to any jurisdictions, we have only considered the applicability of statutes, rules, regulations and judicial decisions that a lawyer practicing in such jurisdiction (the “Opining Jurisdictions”) exercising customary professional diligence would reasonably recognize as being directly applicable to the Company or the transactions contemplated by the Exchange Agreement.

(c)                                  We express no opinion as to whether, or to the extent of which, the laws of any particular jurisdiction apply to the subject matter hereof, including without limitation the enforceability of the governing law provision contained in the Transaction Documents, except to the extent such provision would be enforceable based on Section 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

(d)                                 We have relied, without investigation, upon the following assumptions:  (i) natural persons who are involved on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question and to carry out their role in the transaction; (ii) each Transaction Document and the New Securities have been duly authorized, executed and delivered by each party thereto; (iii) each party having rights under any Transaction Documents or the New Securities (other than the Company) has satisfied those legal requirements that are applicable to it to the extent necessary to make the Transaction Documents enforceable against it and has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Transaction Documents and the New Securities against it and the other parties; (iv) each document submitted to us for review is accurate and

Ex. A-2-1

complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (v) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (vi) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the Covered Laws, are publicly available to lawyers practicing in the Opining Jurisdictions; (vii) all relevant statutes, rules, regulations or agency actions are constitutional and valid unless a reported decision in the Opining Jurisdictions has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity; (viii) documents reviewed by us (other than the Indenture and the New Securities) would be enforced as written and would be interpreted in a manner consistent with their interpretation under the laws of the State of New York; (ix) the Company will not in the future take any discretionary action (including a decision not to act) permitted under the Transaction Documents or the New Securities that would result in a violation of law or constitute a breach or default under any other agreement, order or regulation; (x) the Company will obtain all permits and governmental approvals required in the future, and take all future actions similarly required, relevant to the performance of the Transaction Documents and the New Securities; (xi) all parties to the transaction will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Transaction Documents and the New Securities; and (xii) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of any of the Transaction Documents.

(e)                                  We have further assumed, without investigation, that (i) the Company has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) the Company has the power and authority under its governing documents and the laws of its jurisdiction of incorporation to execute and deliver the Transaction Documents and the New Securities, to perform its obligations thereunder and to consummate the transactions contemplated thereby; (iii) the Transaction Documents and the New Securities have been duly authorized, executed and delivered by the Company; and (iv) the Company has obtained all governmental and third party authorizations, consents, approvals and orders and has made all filings and registrations required to enable it to execute, deliver and perform its obligations under, and consummate the transactions contemplated by, the Transaction Documents and the New Securities (which authorizations, consents, approvals and orders have become final and remain in full force and effect), and such execution, delivery, performance and consummation does not and will not violate or conflict with the Company’s governing documents or any law, rule, regulation, order, decree, judgment, instrument or agreement binding upon the Company or its properties (it being understood that the assumption set forth in this clause (iv) does not extend to Covered Laws as addressed in paragraphs 5 and 6 of the Opinion Letter).

Annex I - 2

(f)                                   We express no opinion as to the enforceability or effect in any Transaction Document of (i) any usury or fraudulent transfer, voidable transaction or fraudulent conveyance “savings” provision; (ii) any agreement to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction or subject matter jurisdiction), any waivers of the right to jury trial, any waivers of service of process requirements that would otherwise be applicable, any agreement that a judgment rendered by a court in one jurisdiction may be enforced in another jurisdiction, or any provision otherwise affecting the jurisdiction or venue of courts; and (iii) any provision waiving legal, statutory or equitable defenses or other procedural, judicial or administrative rights.

(g)                                  The opinions herein expressed are limited to the specific issues addressed and to facts and laws existing on the date hereof.  In rendering these opinions, we do not undertake to advise you with respect to any other matter or of any change in such facts and laws or in the interpretation thereof which may occur after the date hereof.

(h)                                 Without limiting any other qualifications set forth herein, the opinions expressed in opinion paragraphs 2 through 4 are subject to the effect of generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; (v) govern and afford judicial discretion regarding determination of damages and entitlement to attorneys’ fees and other costs; (vi) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the contract; (vii) may limit the enforceability of provisions imposing premiums or liquidated damages to the extent such provisions constitute, or are deemed to constitute, a penalty or forfeiture and provisions imposing increased interest rates upon default, or providing for the compounding of interest or the payment of interest on interest; (viii) may limit the amount payable under the New Securities upon an acceleration to the extent that a portion of the amount so payable is considered by a court to be unearned interest; (ix) may require mitigation of damages; (x) provide a time limitation after which rights may not be enforced (i.e., statutes of limitation); (xi) may require that a claim with respect to any debt securities that are payable other than in U.S. dollars (or a foreign currency judgment in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a

Annex I - 3

date determined pursuant to applicable law; and (xi) may limit, delay or prohibit the making of payments outside the United States.

(i)                                     The opinions expressed herein do not address any of the following legal issues:  (i) other than as set forth in opinion paragraphs 1 and 7, federal securities laws and regulations, (ii) state securities and Blue Sky laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments; (iii) margin regulations of the Board of Governors of the Federal Reserve System; (iv) federal and state tax laws and regulations; (v) the statutes and ordinances, administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level) and judicial decisions to the extent that they deal with the foregoing; (vi) voidable transaction, fraudulent transfer and fraudulent conveyance laws; (vii) laws, regulations, directives and executive orders restricting transactions with or freezing or otherwise controlling assets of designated foreign persons or governing investments by foreign persons in the United States; (viii) foreign, supranational or international laws; and (ix) compliance with fiduciary duty and conflict-of-interest requirements.

Annex I - 4

EXHIBIT B

[FORM OF] OFFICERS’ CERTIFICATE

Dated [        ]

We the undersigned, hereby certify that we are duly qualified and elected officers of Black Hills Corporation, a South Dakota corporation (the “Company”), and that, as such, we are authorized to execute and deliver this Officers’ Certificate on behalf of the Company. This Officers’ Certificate is being delivered in connection with the purchase of $299,000,000 [  ]% Senior Notes due 20[ ](collectively, the “Senior Notes”) of the Company by the several purchasers party to an Exchange Agreement, dated [  ], 2018, among the Company and the purchasers party thereto (the “Exchange Agreement”), and, if applicable, the resale by one or more of such purchasers of such Senior Notes pursuant to the Public Offer Notice(s), (each) dated [  ], 2018, given by or on behalf of the purchasers named therein and received by the Company (collectively, the “Public Offer Notices”). The undersigned hereby certify to the several purchasers pursuant to Section 5(c) of the Exchange Agreement and, if applicable, Section 5(e) of Annex A to Schedule C of the Exchange Agreement and the Public Offer Notices that to the best of their knowledge after reasonable investigation:

(a)                                 The representations and warranties of the Company set forth in Section 3 of the Exchange Agreement and, if applicable, Annex A to Schedule C of the Exchange Agreement are true and correct in all material respects as of the date hereof as though made on and as of this date;

(b)                                 The Company has complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied pursuant to the Exchange Agreement and, if applicable, Annex A to Schedule C of the Exchange Agreement at or prior to the date hereof; and

(c)                                  If applicable, no stop order suspending the effectiveness of the Registration Statement and/or notice objecting to its use has been issued, and no proceedings for that purpose have been instituted or are pending by the Securities and Exchange Commission as of the date hereof.

Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Public Offer Notice(s) and the Exchange Agreement.

[Signature Page Follows]

Ex. B-1

IN WITNESS WHEREOF, I have hereunto signed my name on and as of the date first set forth above.

Name:
Title:

Name:
Title:

Annex I - 2

SCHEDULE A

Exchange Agreement dated August 14, 2018

Indenture:

Indenture dated as of May 21, 2003, between the Company and Wells Fargo Bank, National Association (as successor to LaSalle Bank National Association), as Trustee (the “Base Indenture”), as supplemented by a first supplemental indenture dated as of May 21, 2003, between the Company and Wells Fargo Bank, National Association (as successor to LaSalle Bank National Association), as Trustee (the “Trustee”), a second supplemental indenture dated as of May 14, 2009, between the Company and the Trustee, a third supplemental indenture dated as of July 16, 2010, between the Company and the Trustee, a fourth supplemental indenture dated as of November 19, 2013 between the Company and the Trustee, a fifth supplemental indenture dated as of January 13, 2016, between the Company and the Trustee, a sixth supplemental indenture dated as of August 19, 2016 between the Company and the Trustee, and a seventh supplemental indenture to be dated as of the Closing Date (as defined below) between the Company and the Trustee with respect to the Senior Notes (the “Supplemental Indenture” and, the Base Indenture as supplemented by such first, second, third, fourth, fifth and sixth supplemental indentures and the Supplemental Indenture, the “Indenture”).

Title and Description of the Senior Notes:

Title:	4.350% Senior Notes due 2033

Principal Amount:	$299,000,000

Interest Rate:	4.350% per annum

Interest Payment Dates:	May 1 and November 1, commencing November 1, 2018, and at maturity

Interest will accrue on the Senior Notes from and including the Closing Date at the Interest Rate set forth above

Maturity:	May 1, 2033

Denominations:	Beneficial interests in the Senior Notes will be held in minimum denominations of $1,000 or an integral multiple thereof

Sinking fund provisions:	None

Sch. B-1

Redemption provisions:

Make-whole call:

Callable at the greater of par and the make-whole (Treasury Rate plus 25 bps) at any time before February 1, 2033, as described under the heading “Description of the Notes—Redemption” in the preliminary prospectus supplement.

Par call:	Callable at par at any time on or after February 1, 2033, as described under the heading “Description of the Notes—Redemption” in the preliminary prospectus supplement.

Closing Date, Time and Location:

9:00 A.M., New York City Time, August 17, 2018, at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, or at such other place as shall be agreed upon by the Company and the Purchasers

Annex I - 2

SCHEDULE B

Purchaser	Principal Amount of Senior Notes	Cash Payment	Principal Amount of Subordinated Notes
J.P. Morgan Securities LLC	$74,750,000	$679,911.44	$74,750,000
Morgan Stanley & Co. LLC	59,800,000	543,929.15	59,800,000
Wells Fargo Securities, LLC	59,800,000	543,929.15	59,800,000
Credit Suisse Securities (USA) LLC	17,940,000	163,178.74	17,940,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	17,940,000	163,178.74	17,940,000
MUFG Securities Americas Inc.	17,940,000	163,178.74	17,940,000
RBC Capital Markets, LLC	17,940,000	163,178.74	17,940,000
U.S. Bancorp Investments, Inc.	17,940,000	163,178.74	17,940,000
BMO Capital Markets Corp.	7,475,000	67,991.14	7,475,000
Scotia Capital (USA) Inc.	7,475,000	67,991.14	7,475,000
Total	$299,000,000	$2,719,645.77	$299,000,000

Sch. B-1

SCHEDULE C

FORM OF PUBLIC OFFER NOTICE

Public Offer Notice

                  , 20[   ]

Black Hills Corporation

625 Ninth Street

Rapid City, SD 57709

Attention: General Counsel Facsimile number: [   ]

Re:                             [   ]% Senior Notes due 20[   ]

To Whom it May Concern:

Reference is made to the Exchange Agreement, dated [   ], 2018 (the “Exchange Agreement”), among Black Hills Corporation (the “Company”) and the several purchasers set forth on Schedule B thereto (the “Purchasers”).

This notice by or on behalf of the undersigned Purchaser or Purchasers (the “Selling Securityholder(s)”) constitutes a Public Offer Notice in accordance with Section 7 of the Exchange Agreement. The Selling Securityholder(s) intend(s) to make a public offering of the Senior Notes as soon after the execution hereof as in the judgment of the Selling Securityholder(s) is advisable, but in any event on or prior to the Applicable Time (as defined below), and initially offer the Senior Notes on the terms set forth in the Pre-Pricing Prospectus and the Prospectus (each as defined in Annex A hereto). In accordance with Section 7 of the Exchange Agreement, the provisions of Annex A hereto shall apply to such public offering of the Senior Notes. For the purposes of this notice, including Annex A hereto, the “Applicable Time” shall be    :    [A.M.][P.M.], New York City time,                , 20   , the “Resale Closing Date” shall be 9:00 A.M., New York City time,                , 20   , and all deliveries required to be made on the Resale Closing Date shall be made at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, or at such other place as shall be agreed upon by the Selling Securityholders and the Company.

Sch. C-1

Very truly yours,

J.P. MORGAN SECURITIES LLC,
for itself and as Attorney-in-Fact for each of the several Selling Securityholders

By:
Name:
Title:

MORGAN STANLEY & CO. LLC,
for itself and as Attorney-in-Fact for each of the several Selling Securityholders

By:
Name:
Title:

WELLS FARGO SECURITIES, LLC,
for itself and as Attorney-in-Fact for each of the several Selling Securityholders

By:
Name:
Title:

[Signature Page to Public Offer Notice]

Annex A

Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed thereto in the Exchange Agreement.

[To be inserted for actual notice]

An. A-1

SCHEDULE I TO ANNEX A

General Use Issuer Free Writing Prospectus

Final Term Sheet dated [  ], 2018.

(An. A) Sch I-1